Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Anu Ahluwalia

              (212) 299-2439

NYMEX PLEASED WITH DELAWARE CHANCERY COURT'S DECISIONS REGARDING BOOKS AND RECORDS LAWSUIT

NEW YORK, January 20, 2006 - NYMEX Holdings, Inc., parent company of the New York Mercantile Exchange, Inc. (the Exchange), today announced that it is pleased with the Delaware Chancery Court's decisions yesterday in the matter of Cataldo J. Capozza's lawsuit to obtain records related to NYMEX's proposed transaction with General Atlantic LLC.

The rulings were made subsequent to a hearing on: a motion to dismiss the Exchange as an additional defendant in the case; and Mr. Capozza's request to schedule a trial in this matter within the next week to 10 days.  The Court granted the relief requested by NYMEX and rejected Mr. Capozza's proposed trial schedule as follows:

  The Court agreed that the lawsuit against the Exchange was not authorized by Delaware law and granted the Exchange's motion to dismiss. Nymex Holdings remains the sole defendant in the matter.

  The Court rejected Mr. Capozza's request for a trial in a week to 10 days.  The Court instead proposed that the parties schedule a one-day trial in mid-February, but did not set a firm trial date.  The scope of the trial would be to determine what, if any, books and records Mr. Capozza is entitled to review.
  The Court also noted that Mr. Capozza's request for information is over-broad and much of what he seeks will inevitably be satisfied in the final Proxy that NYMEX will file with the Securities and Exchange Commission regarding the proposed General Atlantic transaction.
  In response to Mr. Capozza's request to take various depositions of NYMEX directors and officers, the Court agreed with NYMEX that such depositions were unnecessary and not relevant to whether Mr. Capozza can show a proper purpose in seeking the documents of NYMEX Holdings.
  Finally, in response to the recommendation by NYMEX's legal counsel that NYMEX and Mr. Capozza voluntarily agree to mediate the matter before a member of the Court, the Court strongly urged that NYMEX and Mr. Capozza pursue the mediation process suggested by NYMEX. The Court also proposed that a discovery conference be held within the next week to 10 days to resolve discovery disputes.

# # #

Forward Looking and Cautionary Statements
This press release may contain forward--looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward--looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward--looking statements. In particular, the forward--looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward--looking statements.

Statement Regarding Information That Will Become Available
Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement, NYMEX will file with the Securities and Exchange Commission and distribute to its stockholders a proxy statement. NYMEX's stockholders are urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. When these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's stockholders in connection with the proposed private placement. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.